EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-60928, Form S-8, No. 333-57948 and Form S-8, No. 33-34476 ) pertaining to the 1995 Stock Option Plan of Intrusion Inc., as amended, the Registration Statements (Form S-8, No. 333-90408 and Form S-8, No. 333-04484) pertaining to the 1995 Non-employee Director Stock Option Plan of Intrusion Inc., as amended, the Registration Statement (Form S-8, No. 33-42927) pertaining to the 1997 Employee Stock Purchase Plan of Intrusion Inc., and the Registration Statement (Form S-8, No. 333-125816) pertaining to the Intrusion Inc. 2005 Stock Incentive Plan of our report dated March 27, 2009, with respect to the consolidated financial statements of Intrusion Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ KBA Group LLP
Dallas, Texas
March 27, 2009